Exhibit 99.1

Nautilus, Inc. Announces Decision to Divest Commercial Business

Assets and Focus on Consumer Market through Direct and Retail Businesses

Company Expects To Present Commercial Business as Discontinued Operation Beginning in Third Quarter of 2009

VANCOUVER, Wash., September 29, 2009 — VANCOUVER, Wash. — Fitness company Nautilus, Inc. (NYSE:NLS) today announced that the Company will in the future focus its resources on its branded consumer businesses. Accordingly, the Company is actively seeking buyers for substantially all of the assets, liabilities and ongoing operations of its commercial business. This is a further step in the Company’s restructuring plan of improving its cost structure and focusing on the consumer market through the direct and retail businesses.

The Company announced in August 2009 that it was making a strategic change to focus its efforts on a consumer business model and, as a result, would begin exploring strategic alternatives for its commercial business. After discussions with potential acquirers for the entire commercial business, the Company believes that its shareholders will benefit from the orderly disposal of assets associated with the commercial business either by selling the entire commercial business as one entity or selling individual assets. The Company expects to present the commercial business as a discontinued operation in its financial statements beginning with the third quarter of 2009 and record a loss on the estimated fair value of assets compared to the carrying value.

Assets of the Company’s commercial business include a manufacturing facility and three warehouses in Virginia; the StairMaster cardio brand and related stepper and StepMill lines; the commercial indoor cycling line including the newly launched Authentic Cycling bikes with true power measurements; and commercial strength and cardio equipment including the Nautilus ONE strength line. Liabilities of the commercial business include normal trade payables and accrued expenses, such as warranty obligations. The main sales office for Europe, Middle East & Africa is located in Cologne, Germany and the main sales office for North America and Asia-Pacific/ Latin America is located in Vancouver, Washington.

“We believe this divestiture is in the best interest of our shareholders and will enable us to improve margins, utilize capital more efficiently, and focus our organization on the branded consumer fitness business where we see superior growth opportunities,” stated Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc. “Our business model and operations are now positioned to place greater emphasis on the brands in our direct-to-consumer and retail businesses and will enable us to better leverage our restructured consumer operating model.”

“While recent results in our commercial business did not meet expectations, we continue to believe that Nautilus Commercial has many attractive and under exploited assets in the commercial fitness equipment market. As examples, our Schwinn commercial stationary bike line is the innovation leader in the industry, our Nautilus Strength brand has a number of popular lines including the Nautilus One™ Strength Equipment, and Stairmaster products are the industry standard in the stepper and stepmill categories.”

Mr. Bramson concluded, “Many of our leading fitness brands including Nautilus and Schwinn have strong recognition and customer loyalty in both the commercial and consumer markets. In addition to the pure consumer brand, Bowflex, we will be retaining the Nautilus, Schwinn, and Universal brands as part of our ongoing consumer efforts through our direct and retail businesses. This will enable consumers to bring brands they associate with leading strength and cardio fitness equipment into their homes.”

As previously announced, the Company has engaged Robert W. Baird & Co., whom will now actively assist in the sale of the commercial business.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus(R), Bowflex(R), Schwinn(R)Fitness, StairMaster(R) and Universal(R), Nautilus manufactures and markets innovative fitness products through global direct, commercial and retail channels. Formed in 1986, the Company had 2008 sales of $411 million. It has approximately 750 employees and operations in Washington, Oregon, Virginia, Canada, Switzerland, Germany, United Kingdom, China and other locations around the world. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning anticipated future profitability, estimated cost reductions, estimated restructuring charges, the successful completion of our plan to divest the Company’s commercial business, and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, its ability to successfully transfer products to alternative manufacturing facilities, manufacturing quality issues resulting in increased warranty costs, its ability to effectively restructure the business and reduce costs, a decline in consumer spending due to unfavorable economic conditions, a change in the availability of credit for its customers who finance their purchases, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic transactions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100